EXHIBIT 99.1

PEABODY ENERGY
News Release

CONTACT:
Vic Svec
(314) 342-7768

FOR IMMEDIATE RELEASE
January 27, 2005

PEABODY ENERGY (NYSE: BTU) ANNOUNCES
RESULTS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2004

•	2004 earnings per share grows to $2.75 from $0.57 in 2003

•	Full-year EBITDA increases 36% to $559.2 million

•	2004 revenues rise 29% to $3.6 billion

•	2005 targeted earnings per share of $4.75 to $5.75 reflects increases of 73% to 109%

ST. LOUIS, Jan. 27 – Peabody Energy (NYSE: BTU) today reported that 2004 net income rose to $175.4 million, or $2.75 per share, compared with $31.3 million, or $0.57 per share, in the prior year. Full-year EBITDA increased 36 percent to $559.2 million. Fourth quarter net income totaled $67.9 million, or $1.03 per share, compared with $22.2 million, or $0.40 per share, in the prior year.

     “Peabody’s excellent fourth quarter results punctuated an outstanding year in which the Peabody team posted record revenues, EBITDA and earnings,” said Peabody Chairman and Chief Executive Officer Irl F. Engelhardt. “The continued improvements in market conditions, our newly acquired mines and new sales agreements allow Peabody to target significantly higher results for 2005.”

FINANCIAL RESULTS

     Full-year revenues grew 29 percent to $3.6 billion, and quarterly revenues exceeded $1 billion, led by higher volumes, pricing and the benefit of new operations. As a result of increasing global demand, Peabody set another industry record with 227.2 million tons sold in 2004. Revenues include $335.0 million in contributions from operations acquired in Colorado and Australia during 2004.

     Fourth quarter results included $279.8 million in increased revenues and $11.5 million in insurance recoveries related to geologic issues expensed in prior periods. These results overcame a $19.6 million increase in energy, explosive and roof bolt costs, and approximately

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PEABODY ENERGY ANNOUNCES RESULTS – ADD ONE

$10 million from global transportation constraints. Fourth quarter results also included a $8.2 million charge related to long-term incentive compensation due to a 36 percent share price improvement in the quarter.

     2004 income from continuing operations totaled $178.2 million, or $2.80 per share, compared with $41.5 million, or $0.76 per share in the prior period. 2003 net income of $31.3 million included the effects of $53.5 million in pre-tax early debt extinguishment costs and $10.2 million in net cumulative effects of changes in accounting principles.

     2004 capital expenditures totaled $264 million, compared with $156 million in the prior year. The current year included approximately $115 million related to the first-year lease payments for more than 600 million tons of high Btu, low sulfur Powder River Basin reserves. Peabody is targeting 2005 capital expenditures of $450 million to $500 million, which includes new longwall equipment to improve the long-term efficiency and capacity at its new Colorado and Australia underground operations; investments to extend the lives of mines that supply the metallurgical markets; and the next installment of $115 million for Powder River Basin reserve payments. The company currently expects 2006 capital investments in the range of $300 to $350 million.

     “Coal markets are strong, our financial condition and flexibility is excellent and our cash flow profile is better than it has ever been,” said Executive Vice President and Chief Financial Officer Richard A. Navarre. “Peabody is positioned – strategically, operationally and financially – to benefit from the strong markets.”

BUSINESS HIGHLIGHTS

MINING OPERATIONS: Peabody completed 2004 with an 11 percent improvement in its safety accident rate, and received the Sentinels of Safety Award from the U.S. Department of Labor for the safest U.S. surface coal mine. The North Antelope Rochelle Mine operated three million hours without a lost-time accident while producing more than 80 million tons per year. Peabody also operated three of the four most productive mines in America. Its Rawhide Mine was the nation’s most productive, based on industry data for the first nine months of 2004.

     EBITDA from U.S. mining operations rose 23 percent to $682.5 million for the full-year and EBITDA from Australian operations contributed another $50.4 million. Eastern U.S. unit margins improved 26 percent, reflecting increased volumes and prices that offset costs related

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to rising metallurgical coal production, increased sales-related taxes, and higher energy and steel costs. Western U.S. unit margins increased 3 percent, led by the addition of the Twentymile Mine in Colorado, and higher volumes and pricing in the Powder River Basin.

SALES AND TRADING: Sales, trading and brokerage operations contributed $41.0 million in EBITDA, compared with $45.8 million in 2003. For the year, Peabody sold 217 million tons to U.S. customers and 10 million to customers in 14 other countries around the world. Peabody’s metallurgical sales volume increased 107 percent to 9.5 million tons. Met sales included 5 million tons from U.S. operations and 4.5 million tons from eight months of ownership of Australian operations.

     Approximately 3 million tons of Australian metallurgical coal was repriced at US$110 to $125 per ton in recent months, for deliveries in the last three quarters of 2005. Peabody also settled on pricing for approximately 5 million tons of its expected U.S. metallurgical coal production, for deliveries throughout the year.

     Peabody also completed six long-term agreements with American Electric Power for up to 98 million tons of coal. Terms of the agreements extend as long as 2014.

RESOURCE MANAGEMENT: Timing of resource transactions resulted in Resource Management EBITDA of $3.8 million for the year compared with $25.4 million in 2003.

     The company achieved several milestones in its business development and generation development activities in recent months:

•	Peabody completed the acquisition of a 25.5 percent interest in the 8 million ton-per-year Paso Diablo Mine, Venezuela’s largest coal operation;

•	The company purchased the remaining 55 percent interest in the Dodge Hill joint venture. The 1.2 million ton-per-year mine has synergies with Peabody reserves in Western Kentucky; and

•	The Prairie State Energy Campus, a planned 1,500 megawatt generating plant, advanced its partnership arrangements and permitting activities. Prairie State received its final air quality permit from the State of Illinois this month.

     Peabody was also honored with the 2004 Coal Company of the Year recognition at the Global Energy Awards ceremonies, receiving the award for the second year in a row and the third time in five years.

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PEABODY ENERGY ANNOUNCES RESULTS – ADD THREE

MARKET OVERVIEW

     The outlook for global markets remains very bright both in the near term and long term. Growing economies in China, India, the United States and other industrialized countries are spurring higher electricity generation and steel demand throughout the world and straining the coal transportation and production infrastructure.

     Near term, Peabody expects U.S. coal demand to reach record levels again in 2005. The company expects the economy to grow at a rate of 3 to 4 percent, spurring electricity generation. Customer stockpiles are 10 to 15 percent below five-year averages and coal-fueled electricity generation is expected to increase to record levels. Generation from competing fuels is constrained by high natural gas prices and the capacity limits of the U.S. nuclear power sector. Peabody expects higher hydropower output in the Southeastern and Southwestern United States in 2005. The Powder River Basin is expected to remain the largest and fastest-growing region, as a large number of customers plan test burns and increased use of blending to reduce the supply/demand imbalance of Central Appalachian coals. Strong demand is also expected for coals from Colorado, the Midwest and Northern Appalachia.

     Transportation difficulties are expected at least through the first half of 2005, as railroads operate at extremely high capacity factors and deal with the severe winter weather in the U.S. Summer storms in Australia will also complicate rail and port performance.

     Globally, demand for metallurgical coal continues to exceed supply, led by record steel production. Australian exports are expected to be affected by rail and port capacity limitations. South American coal demand is growing to serve Gulf Coast customers along with generators and steel makers in Europe.

     Long-term, world-wide coal demand is expected to grow 60 percent by 2030, with the strong economies of China, India and the United States accounting for 90 percent of this growth. Coal’s cost and reliability advantages continue to spur significant development of new coal-fueled electricity generating plants. The U.S. Department of Energy reports that 106 planned coal plants have been announced, representing 65 gigawatts. Outside the U.S., 1,400 gigawatts of new coal-fueled generation is projected to be required by 2030, of which 346 gigawatts have been announced. Three-fourths of the announced plants are in China, India and the United States.

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2005 OUTLOOK

     Against this backdrop of continuing strength in coal markets, Peabody is targeting significantly higher 2005 results. Management targets full-year earnings per share of $4.75 to $5.75 and EBITDA of $750 million to $850 million. The broad range reflects the industry’s substantial sensitivity to production and transportation issues, which affect high-margin sales volumes. Peabody expects increased pricing and volumes to overcome $35 million to $45 million in higher energy, steel and explosives costs and $40 million to $50 million in mostly non-cash increases in health care expenses.

     Peabody is targeting 2005 production of 210 million to 220 million tons, with total sales volume of 240 million to 250 million tons. During 2004, Peabody reached multi-year sales agreements that improve the company’s earnings profile. Peabody has more than 95 percent of its planned 2005 production priced, including 90 percent of its metallurgical coal. The company has 12 to 14 million tons of metallurgical coal for 2006 that is unpriced or recently repriced. Peabody’s total unpriced volumes include approximately 5 to 10 million tons for 2005, 65 to 75 million tons for 2006, and 130 to 140 million tons for 2007.

     For the first quarter, Peabody is targeting EBITDA of $140 million to $160 million and earnings of $0.45 to $0.70 per share. First quarter results will include the impact of early 2005 weather events on operations and shipments. Later quarters will reflect the higher contracted metallurgical coal pricing beginning midway through the second quarter.

     Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company. Its coal products fuel more than 10 percent of all U.S. electricity and more than 2.5 percent of worldwide electricity.

Certain statements in this press release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of Jan. 27, 2005. These factors are difficult to accurately predict and may be beyond the control of the company. These risks include, but are not limited to: growth in coal and power markets; future economic conditions; weather; transportation performance and costs; ability to renew sales contracts; successful implementation of business strategies; regulatory and court decisions; future legislation; changes in post-retirement benefit and pension obligations; labor relations; negotiation of labor contracts and labor availability; capacity and cost of surety bonds and letters of credit; effects of currency exchange rates; risks associated with customers; performance risks related to high margin metallurgical coal production; geology and equipment risks inherent to mining; terrorist attacks or threats; replacement of reserves; implementation of new accounting standards and Medicare rules; inflationary trends; effects of interest rates; effects of acquisitions or divestitures; and other risks detailed in the company’s reports filed with the Securities and Exchange Commission. The use of “Peabody,” “the company,” and “our” relate to Peabody, its subsidiaries and majority-owned affiliates.

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PEABODY ENERGY ANNOUNCES RESULTS – ADD FIVE

This information includes certain non-GAAP financial measures as defined by SEC regulations. We have included reconciliations of these measures to the most directly comparable GAAP measures in this release. EBITDA (also called Adjusted EBITDA) is defined as income from continuing operations before deducting net interest expense, early debt extinguishment costs, income taxes, minority interests, asset retirement obligation expense, and depreciation, depletion and amortization. EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income and cash flow as determined in accordance with generally accepted accounting principles. Management uses EBITDA as a key measure of operating performance and also believes it is a useful indicator of its ability to meet debt service and capital expenditure requirements.

Condensed Income Statements For the Quarters and Years Ended December 31, 2004 and 2003

(Dollars in Millions, Except Per Share Data)
	(Unaudited)	(Unaudited)	(Unaudited)
	Quarter Ended		Year Ended
	December 2004	December 2003	December 2004	December 2003

Tons Sold (Millions)	59.7	52.9	227.2	203.2

Revenues	$1,023.5	$743.7	$3,631.6	$2,815.3
Operating Costs	821.4	610.2	2,969.3	2,335.8
Depreciation, Depletion & Amortization	67.2	57.5	270.2	234.3
Asset Retirement Obligation Expense	10.6	10.5	42.4	31.2
Selling & Administrative	49.5	32.1	143.0	108.5
Other Operating Income:
Gain on Disposal of Assets	(9.7)	(9.4)	(23.8)	(32.8)
Earnings from Equity Affiliates	(2.4)	(1.6)	(16.1)	(6.5)

Operating Profit	86.9	44.4	246.6	144.8

Interest Income	(1.7)	(1.5)	(4.9)	(4.1)
Interest Expense:
Debt-Related Interest	22.5	19.0	83.3	86.6
Surety Bond and Letter of Credit Fees	3.4	2.2	13.3	12.0
Early Debt Extinguishment Costs	2.3	—	1.8	53.5
Income Tax Expense (Benefit)	(10.7)	1.9	(26.4)	(47.7)
Minority Interests	0.4	0.6	1.3	3.0

Income from Continuing Operations	70.7	22.2	178.2	41.5
Loss from Discontinued Operations, Net of Tax	(2.8)	—	(2.8)	—

Income Before Cumulative Effect of Changes in Accounting Principles	67.9	22.2	175.4	41.5

Cumulative Effect of Changes in Accounting Principles, Net of Taxes	—	—	—	(10.2)

Net Income	$67.9	$22.2	$175.4	$31.3

Diluted EPS(1):
Income from Continuing Operations	$1.07	$0.40	$2.80	$0.76
Loss from Discontinued Operations	(0.04)	—	(0.05)	—
Cumulative Effect of Changes in Accounting Principles, Net of Taxes	—	—	—	(0.19)

Net Income	$1.03	$0.40	$2.75	$0.57

EBITDA	$164.7	$112.4	$559.2	$410.3

(1)	Weighted average diluted shares outstanding were 66.2 million and 55.7 million for the quarters ended December 31, 2004 and 2003, respectively, and were 63.7 million and 54.8 million for the years ended December 31, 2004 and 2003, respectively.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited) For the Quarters and Years Ended December 31, 2004 and 2003

	Quarter Ended		Year Ended
	December 2004	December 2003	December 2004	December 2003
Revenue Summary (Dollars in Millions)
U.S. Mining Operations	$816.2	$629.1	$2,895.0	$2,420.8
Australian Mining Operations	96.9	8.8	270.9	29.4
Trading & Brokerage Operations	108.4	100.9	462.8	351.9
Other	2.0	4.9	2.9	13.2

Total	$1,023.5	$743.7	$3,631.6	$2,815.3

Tons Sold (In Millions)
Eastern U.S.	14.3	11.9	51.7	46.3
Western U.S.	36.8	33.4	142.2	129.6
Australian Mining Operations	2.1	0.4	6.1	1.3
Trading & Brokerage	6.5	7.2	27.2	26.0

Total(1)	59.7	52.9	227.2	203.2

Revenues per Ton - Mining Operations
Eastern U.S.	$31.15	$25.81	$29.02	$25.93
Western U.S.	10.11	9.61	9.80	9.43
Total - U.S. Mining Operations	15.99	13.88	14.93	13.76
Australia	46.87	21.78	44.21	22.11

Operating Costs per Ton - Mining Operations(2)
Eastern U.S.	$24.28	$21.23	$23.60	$21.62
Western U.S.	7.27	6.61	6.97	6.67
Total - U.S. Mining Operations	12.02	10.47	11.41	10.60
Australia	38.79	21.66	35.99	20.44

Gross Margin per Ton - Mining Operations(2)
Eastern U.S.	$6.87	$4.58	$5.42	$4.31
Western U.S.	2.84	3.00	2.83	2.76
Total - U.S. Mining Operations	3.97	3.41	3.52	3.16
Australia	8.08	0.12	8.22	1.67
Operating Profit per Ton	$1.46	$0.84	$1.09	$0.71

	Dollars in Millions
EBITDA - U.S. Mining Operations	$202.5	$154.7	$682.5	$556.1
EBITDA - Australian Mining Operations	16.7	—	50.4	2.2
EBITDA - Trading & Brokerage Operations	4.3	5.2	41.0	45.8
EBITDA - Resource Management (3)	6.1	8.3	3.8	25.4
Selling & Administrative	(49.5)	(32.1)	(143.0)	(108.5)
Other Operating Costs, Net	(15.4)	(23.7)	(75.5)	(110.7)
EBITDA	164.7	112.4	559.2	410.3
Depreciation, Depletion & Amortization	(67.2)	(57.5)	(270.2)	(234.3)
Asset Retirement Obligation Expense	(10.6)	(10.5)	(42.4)	(31.2)
Operating Profit	86.9	44.4	246.6	144.8
Operating Cash Flow			281.0	188.9
Capital Expenditures			263.9	156.4

(1)	Metallurgical sales totaled 3.3 million tons and 9.5 million tons for the fourth quarter and year ended December 31, 2004, respectively, compared with 1.2 million and 4.6 million in the prior year. Total non-U.S. sales were 3.6 million tons for the fourth quarter of 2004 and 10.0 million tons for the year ended December 31, 2004, compared with 1.0 million tons and 4.0 million tons, respectively, for the same periods in the prior year.

(2)	Excludes depreciation, depletion, and amortization; asset retirement obligation expense; selling and administrative expenses; and certain other costs related to post-mining activities.

(3)	Includes asset sales, property management costs and revenues, equity income and royalty expense related to the PVR alliance, generation development costs, coalbed methane development activities, and other related expenses and revenues.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Condensed Balance Sheets December 31, 2004, September 30, 2004 and December 31, 2003

(In Millions)
	(Unaudited)	(Unaudited)
	December 31,	September 30,	December 31,
	2004	2004	2003
Cash & Cash Equivalents	$389.6	$401.8	$117.5
Receivables	193.8	173.0	220.9
Inventories	323.6	323.0	246.5
Assets from Coal Trading Activities	89.2	131.1	58.3
Other Current Assets	58.4	63.3	39.5

Total Current Assets	1,054.6	1,092.2	682.7
Net Property, Plant & Equipment	4,781.4	4,725.8	4,281.0
Investments & Other Assets	342.6	320.9	316.6

Total Assets	$6,178.6	$6,138.9	$5,280.3

Current Maturities of Debt	$19.0	$18.9	$23.0
Liabilities from Coal Trading Activities	63.6	101.4	36.3
Accounts Payable & Accruals	691.6	666.0	572.6

Total Current Liabilities	774.2	786.3	631.9
Long-Term Debt	1,406.0	1,398.0	1,173.5
Deferred Taxes	393.2	415.6	434.4
Other Long-Term Liabilities	1,878.7	1,902.5	1,906.5

Total Liabilities	4,452.1	4,502.4	4,146.3
Minority Interests	1.9	2.0	1.9
Stockholders’ Equity	1,724.6	1,634.5	1,132.1

Total Liabilities & Stockholders’ Equity	$6,178.6	$6,138.9	$5,280.3

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Reconciliation of EBITDA to Income from Continuing Operations (Unaudited)
For the Quarters and Years Ended December 31, 2004 and 2003

(Dollars in Millions)
	Quarter Ended		Year Ended
	December 2004	December 2003	December 2004	December 2003
EBITDA	$164.7	$112.4	$559.2	$410.3
Depreciation, Depletion & Amortization	67.2	57.5	270.2	234.3
Asset Retirement Obligation Expense	10.6	10.5	42.4	31.2
Interest Income	(1.7)	(1.5)	(4.9)	(4.1)
Interest Expense	25.9	21.2	96.6	98.6
Early Debt Extinguishment Costs	2.3	—	1.8	53.5
Income Tax Expense (Benefit)	(10.7)	1.9	(26.4)	(47.7)
Minority Interests	0.4	0.6	1.3	3.0

Income from Continuing Operations	$70.7	$22.2	$178.2	$41.5

Reconciliation of EBITDA to Net Income — 2005 Targets (Unaudited)

(Dollars in millions, except per share information)
	Quarter Ended March 31, 2005		Year Ended Dec. 31, 2005
	Targeted Results		Targeted Results
	Low	High	Low	High
EBITDA	$140	$160	$750	$850
Depreciation, Depletion & Amortization	76	79	305	322
Asset Retirement Obligation Expense	8	8	35	33
Interest Income	(1)	(1)	(3)	(4)
Interest Expense	27	26	104	103
Income Tax Expense (Benefit)	—	1	(10)	9
Minority Interests	—	—	1	1

Net Income	$30	$47	$318	$386

Diluted Earnings Per Share	$0.45	$0.70	$4.75	$5.75

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.